                                                                      Exhibit 99.2
REHABCARE CONFERENCE CALL SCRIPT
April 30, 2008
    INTRODUCTION BY CONFERENCE OPERATOR
    INTRODUCTION OF MANAGEMENT BY FINANCIAL DYNAMICS
This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations and could be affected by numerous factors, risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. Do not rely on forward looking statements as the Company cannot predict or control many of the factors that ultimately may affect the Company’s ability to achieve the results estimated.  The Company makes no promise to update any forward looking statements whether as a result of changes in underlying factors, new information, future events or otherwise.

JOHN SHORT
INTRODUCTION AND WELCOME
Good morning and thank you for joining us today.  I’m John Short, President and CEO of the Company.  With me are Jay Shreiner, Chief Financial Officer, and the rest of my executive management team, all of whom will be available to answer your questions at the conclusion of our remarks.

After dedicating 2007 to integrating the significant Symphony acquisition and improving our profitability, we have turned our attention in 2008 back to growing the business.  I am very pleased to report that, based on our results for the first quarter, we are achieving that goal.  We saw sequential operating revenue growth across each of our divisions, with the Contract Therapy division reporting the most significant top line growth of $4.9 million.  Sequentially, consolidated operating revenues increased 6.0 percent, fueled in part by the long-awaited legislative relief we received in our HRS and Hospital divisions and increased patient volumes in our CT division. However, earnings on a sequential basis were hindered by a combination of higher first-quarter incentive accruals and a return to more typical levels of self insurance accruals.

As expected, our Hospital division continued to experience growing pains, impacted by start-up and ramp-up losses and infrastructure development investments.  We remain firm in our commitment to our strategy and are encouraged by the fact that Central Texas Rehabilitation Hospital, our joint venture in Austin, reached breakeven at the end of this quarter within only four months of receiving its Medicare provider number.

Let me give you some highlights of the quarter as they pertain to our core operating segments.

Contract Therapy reported same store revenue growth of 7.2 percent as a result of increased patient volume and enhanced therapist efficiency. Strong same store revenue growth more than offset the net loss of 26 locations in the first quarter. The division opened 25 new locations and signed contracts for 30 new client locations in the first quarter. We remain confident that we can achieve a net increase in locations as we have projected for 2008.

We also continue to believe we can attain operating earnings margins of 4.5 to 5.5 percent during 2008.

Our Hospital Rehabilitation Services (HRS) division had its first sequential top line improvement since the second quarter of 2005, marked by a 3.7 percent increase in operating revenues and a 4.0 percent growth in inpatient rehabilitation facilities (or IRFs) same store admissions.  With the permanent freeze of the 75% Rule at 60%, our units managed from an average compliance level of 67.8% in the fourth quarter 2007 to a 62.7% level in the first quarter.

Strong development activity, coupled with improved client retention, led to stabilization in the number of managed inpatient rehabilitation facilities and outpatient units at 107 and 33 respectively. We lost one subacute contract. In the first quarter, we signed five new IRF clients and opened four new units, which is the largest number of new openings for a quarter in our inpatient segment since 2005. We expect to achieve net additions in IRFs and to deliver operating earnings margins of 12 to 15 percent in 2008.

In our Hospital division, we saw a healthy sequential operating revenue growth of 13.8 percent and same store revenue growth of 9.3 percent. The division had an operating earnings loss of $0.3 million in the first quarter. As we had anticipated, operating earnings were unfavorably affected by $0.3 million in ramp-up losses at Central Texas Rehabilitation Hospital and an additional $0.3 million in start-up losses in connection with several other joint venture hospitals. Earnings also were, and will continue to be, impacted in the short-term by investments we’re making in resources to support a division that is expected to nearly double its current size, reaching a total of 17 hospitals by the end of 2009.

The division managed its rehab hospitals to an average 75%

Rule compliance level of 59.7% at the end of the quarter.

Our five hospitals in operation for less than one year are expected to generate a net EBITDA drag of $4.5 to $5.5 million during 2008.  The impact of this drag on earnings per share will be partially offset by the respective minority partners’ shares of these costs. The eight hospitals that have been in operation for more than one year are expected to achieve 13 to 15 percent EBITDA margins before corporate overhead in 2008. During the first quarter, we operated at the low end of this range.

Turning to our joint venture development projects, in mid-April, we opened Northland LTAC Hospital, a 35-bed long-term acute care hospital in North Kansas City, Missouri that we developed in partnership with North Kansas City and Liberty Hospitals.  The hospital must go through a six-month demonstration period following the receipt of its Medicare provider number, which we anticipate in May, before we will operate the hospital at full patient capacity.

Our joint venture with Floyd Healthcare Resources that we announced in early March, which involves our majority ownership and operation of The Specialty Hospital, an existing 24-bed LTACH in Rome, GA, is currently expected to receive state Attorney General approval in May with closing scheduled for June.

Our joint venture with Landmark Health Systems, Inc. to purchase a majority interest in and operate the Rehabilitation Hospital of Rhode Island also is awaiting approval by the state’s Attorney General as well as the state’s Department of Health.  If approved, we expect to begin operation of the 41-bed facility during the third quarter of 2008. We also plan to develop a long-term acute care hospital with Landmark, which could open in 2009.

Construction continues on St. Luke’s Rehabilitation Hospital in St. Louis, Missouri, our joint venture with St. Luke’s Hospital. We are projecting this 35-bed hospital to open in late 2008.

Our planned development of an LTACH with our existing rehabilitation hospital partner in Kokomo, Indiana should open in the first quarter of 2009.

In the second quarter of 2009, we expect to open Greater Peoria Specialty Hospital, a 50-bed LTACH we are building in Peoria, Illinois with Methodist Medical Center.

Construction has started on a 60-bed LTACH in Reading, Pennsylvania, which we will own and operate in conjunction with our long-time client, The Reading Hospital and Medical Center.  We expect to begin operation of the LTACH in the third quarter of 2009.

We believe that the joint venture model provides us greater access to patient volumes, which is key to generating stronger revenue, and so we continue to evaluate a robust pipeline of joint venture opportunities.

Legislatively, our efforts are concentrated on encouraging Congress to pass a Medicare package by June 30, 2008.  Failure to act will result in a 10.6 percent reduction in the Medicare Physician Fee Schedule and elimination of the Part B Therapy Caps auto-exception process.

The Recovery Audit Contractor (RAC) program has resumed with the demonstration period ending and the first phase of the 50-state rollout soon to be underway.  While CMS has made improvements to the process, we will continue to challenge and appeal all claims that we believe have been inappropriately denied.  Full expansion of the program is expected to be completed by January 2010.

Also, on April 21, CMS released their 2009 proposed rule for IRFs.  While we are continuing to analyze the rule, our initial findings reveal no significant impact for either the HRS or Hospital division.  The final rule is due sometime in August of this year.

I’ll now turn the call over to Jay Shreiner, who will review our financial results for the quarter.

Thank you, John,

Consolidated Results
Consolidated net revenues for the first quarter of 2008 were $184.1 million compared to $173.6 million in the fourth quarter of 2007, a $10.5 million or 6.0 percent increase.

Consolidated net earnings were $4.5 million, or $0.25 per diluted share, in the first quarter of 2008 compared to $5.1 million, or $0.29 per share on a fully diluted basis, in the previous quarter.  Earnings in the first quarter were impacted by an 11.9 percent increase in selling, general and administrative expenses, primarily attributed to higher incentive accruals in the first quarter, as well as investments in infrastructure to support our growing Hospital division.  The fourth quarter benefited from a $1.4 million (or $0.05 per fully diluted share after tax) reduction in net self-insurance accruals.

Contract Therapy (CT)
Net revenues for the Contract Therapy division were $104.3

million, an increase from the fourth quarter of $4.9 million, or 4.9 percent. This increase was driven by a 7.5 percent increase in revenue per location and same store revenue growth of 7.2 percent, which offset a 2.4 percent reduction in the average number of locations operated during the quarter.

The division’s operating earnings were $3.8 million in the first quarter of 2008 compared to $4.0 million in the fourth quarter of 2007. This decline was chiefly due to incurring more typical levels of net self-insurance accruals compared to the prior quarter and increased corporate SG&A allocations, primarily from higher incentive accruals in the first quarter. Excluding favorable self-insurance accrual adjustments in the previous quarter, operating earnings margin improved sequentially from 3.6 percent to 3.7 percent.

During the first quarter, 51 programs closed and 25 opened.

Hospital Rehabilitation Services
For the first time in three years, the HRS division achieved sequential operating revenue growth. First quarter HRS revenues were $40.2 million, an increase of $1.4 million or 3.7 percent on a sequential basis.

Inpatient operating revenues improved 3.0 percent and IRF same store admissions increased 4.0 percent, a result of increased patient volumes following the 75% Rule freeze.

Outpatient operating revenues grew 5.6 percent sequentially due to an increase in same store revenue of 2.7 percent and a 2.1 percent increase in the average number of units operated.

Operating earnings for the division were $4.6 million, a

decline of $1.4 million from the $6.0 million in operating earnings in the fourth quarter due to higher incentive accruals made in the first quarter and the prior quarter self-insurance accrual adjustments.

The division ended the quarter with 153 programs, down one from the end of the fourth quarter, as a result of four openings and five closures. IRFs at quarter-end were flat at 107, outpatient units were flat at 33 and subacute units were down one at 13. At March 31, 2008, the pipeline of signed but unopened IRF contracts stood at five.

Hospitals
The Hospital division reported operating revenues of $29.2 million, a sequential increase of 13.8 percent. The division incurred an operating loss of $0.3 million in the first quarter of 2008 compared to an operating loss of $0.8 million in the previous quarter.  This improvement resulted from same store revenue growth of 9.3 percent and lower start-up losses in the first quarter of 2008.

The division continues to invest in infrastructure to support our growing portfolio of hospitals, which is projected to total 13 by year-end 2008 and 17 by the end of 2009.

Balance Sheet
During the first quarter, we generated cash from operations of $4.1 million. We spent $3.2 million for capital expenditures, including $2.6 million in our Hospital division, primarily on developing joint ventures. The remaining $0.6 million of capital expenditures was principally related to information systems. Days sales outstanding in accounts receivable improved to 69.4 at March 31 from 71.8 at December 31, 2007.

At March 31, we had approximately $15.2 million in cash and cash equivalents compared to $10.3 million at December 31, 2007. Total debt outstanding at March 31, 2008 was $75.7 million compared to $74.5 million at December 31, 2007.

During 2008, we expect capital expenditures of approximately $32 million, of which $25 million relates to hospital strategic and maintenance capital and the remaining $7 million relates principally to information systems investments.  We are expecting to receive approximately $5 million from our minority joint venture partners to fund their respective shares of each hospital’s capital expenditures and working capital requirements.

Now I will turn the call back over to John.

JOHN SHORT
Thank you, Jay.

Closing Remarks
Much of our focus in 2008 is on returning to growth in our CT and HRS divisions. The first quarter is a sign that we are headed in the right direction, with strong same store revenue growth and a healthy pipeline of new business in both divisions.

We are also concentrating efforts on converting our revenue growth to profitability and we’re confident we will see improved operating earnings margins in CT and HRS.

Nearly doubling the size of our Hospital division in two years is no small task, and will require us to continue to make the necessary investments to support their future success, while recognizing the impact these investments will have on the division’s bottom line.

Overall, we expect strong growth in consolidated net earnings for the full year, however, quarterly consolidated operating earnings are expected to be uneven with all quarters impacted by hospital start-up and ramp-up losses.

In closing, let me thank our stakeholders for their continued support and extend my sincere appreciation to all of our colleagues for their daily commitment to the success of RehabCare and to our mission of helping people regain their lives.

With that, I would like to have our operator open the call for questions.

To be read following Questions and Answers –
As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay beginning at 1:00 PM Eastern time today.